Exhibit 10.4

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

Participant:
Award Number:
Plan:	2013 Long-Term Incentive Compensation Plan
Award Type:	Nonqualified Stock Option
Grant Date:
Number Shares:
Exercise Price:
Expiration Date:	11:59 p.m. local time in Durham, NC on the 7th anniversary of the Grant Date

Cree, Inc. (the “Company”) has awarded you a nonqualified stock option (the “Option”) to purchase _____ shares (the “Shares”) of the common stock of the Company at a purchase price of $_____ per share, effective ______________, the Grant Date of the award. The Option is subject to and governed by the Cree, Inc. 2013 Long-Term Incentive Compensation Plan (the “Plan”) and the terms of this Nonqualified Stock Option Award Agreement (the “Agreement”).
You may exercise the Option to purchase up to the number of Shares for which it has vested unless and until the Option expires or is earlier terminated. In accordance with this Agreement and the Plan, upon any Termination of Service (as defined in this Agreement), the Option will be forfeited as to all Shares not then vested and will terminate thereafter as to vested Shares. If not previously terminated or expired, the Option will vest at 12:00 a.m. local time in Durham, NC in installments as follows, provided that you have not experienced a Termination of Service prior to the indicated vesting date:
___ Shares on ______________;
___ additional Shares on _____________; and
___ additional Shares on _____________.

Capitalized terms defined in the Plan and used in this Agreement without definition have the meaning specified in the Plan.
THE TERMS AND CONDITIONS ON THE PAGES FOLLOWING THIS SIGNATURE PAGE, INCLUDING THE APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE AWARD.

Dated:

FOR CREE, INC.:                     ACCEPTED AND AGREED:

/s/ CHARLES M. SWOBODA
Charles M. Swoboda, Chairman, President and Chief Executive Officer

TERMS AND CONDITIONS

1.	Grant of Option. Subject to the terms of the Plan and this Agreement, the Company hereby grants you an Option as set forth on the first page of this Agreement.

2.	Term of Option. Unless sooner terminated in accordance with the Plan or this Agreement, the Option will expire and cease to be exercisable upon the first to occur of the following:

(a)
the expiration of ninety (90) calendar days following your Termination of Service, except where the termination results from your death or where your death occurs following the termination but while the Option is otherwise still exercisable;

(b)	the expiration of one (1) year following your Termination of Service if the termination results from your death;

(c)	the expiration of one (1) year following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable;

(d)	the expiration of one (1) year following the effective date of the determination of your Disability (within the meaning of Section 3 below); or

(e)	the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.
Upon expiration or termination of the Option, it will have no further effect and cannot thereafter be exercised to purchase any Shares.

3.
Vesting. The Option will vest and become exercisable in accordance with the installment vesting schedule set out on the first page of this Agreement and will become fully vested and exercisable to purchase all Shares subject to the Option, to the extent not already vested and exercisable, upon your death or on the effective date of the determination of your Disability (as defined below) by the Employee Benefits Committee of the Company (the “EBC”) or such other committee as may be designated by the Board of Directors of the Company or a committee thereof, unless otherwise provided in this Agreement or the Plan. For purposes of this Agreement, “Disability” means a medically determinable physical or mental impairment resulting in your inability to perform your position or any substantially similar position, where such impairment has lasted or can be expected to last for a continuous period of not less than six months. The determination of whether or not you have a Disability will be made by the EBC in good faith in its sole discretion, and such determination shall be conclusive, final and binding upon all parties. The effective date of your Disability will be the later of the date on which the EBC makes such determination or the date specified by the EBC for this purpose. The effective date of your Disability must occur under the previous sentence (if at all) prior to the date on which the Option would otherwise cease to be exercisable in order to be recognized under this Agreement. The above definition of Disability applies in lieu of the definition set out in the Plan.

4.
Forfeiture upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service, you will forfeit the Option with respect to any Shares as to which the Option has not vested as of the date of your Termination of Service.

5.
Exercise of Option. To exercise the Option, you must complete, execute and deliver to the Company a notice of exercise in a form approved by the Company and pay to the Company the purchase price for the number of Shares specified in the notice together with all Tax-Related Items (as defined in Section 6 below) the Company is required to withhold, collect, or account for pursuant to this Agreement. Exercise of the Option will be effective only when the notice and required payments are actually received by the Company or upon your execution of a “broker-assisted exercise” or “cashless exercise” transaction with a broker approved by the Company. Furthermore, if the exercise is facilitated through a “broker-assisted exercise” or “cashless exercise” transaction by a brokerage firm you have designated, you agree that the brokerage firm is acting as your agent in the transaction and that the Company may rely upon notices, instructions and information given by such firm in connection with the exercise, as if the same were given by you. The Company will make the Shares available for electronic delivery in the U.S., and where allowed by applicable law outside the U.S., to an account you designate in writing, within three (3) business days after the Company receives the notice of exercise and required payments. In situations where electronic delivery is not available, the Company will deliver a certificate or certificates for the purchased Shares to you, or to such other person as you designate in writing.

6.	Responsibility for Taxes.

(a)
For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable this Award by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, without limitation, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents pursuant to Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option; or (3) withholding in Shares to be issued upon exercise of the Option.

(c)
Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(d)
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise of the Option and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

7.
Transfer of Option. Neither the Option nor any rights under the Option may be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may the Option or such rights be subject to attachment, execution or other judicial process. In the event of any attempt to assign, pledge or otherwise dispose of the Option or any rights under the Option, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests conferred by the Option, the Committee may in its discretion terminate the Option upon notice to you.

8.	Rights Prior to Exercise.

(a)	You will have no rights as a shareholder with respect to any Shares until such Shares have been duly issued by the Company or its transfer agent pursuant to exercise of the Option.

(b)
In the event of a change in capitalization within the meaning of Section 4.4 of the Plan, the number and class of Shares or other securities that you are entitled to pursuant to this Agreement, as well as the Exercise Price, shall be appropriately adjusted or changed as determined by the Committee to reflect the change in capitalization, provided that any such additional Shares or additional or different shares of securities shall remain subject to the restrictions in this Agreement.

9.	Termination of Service.

(a)
Unless otherwise provided in this Agreement or the Plan, for purposes of this Agreement “Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or the Employer or any subsidiary or affiliate of the Company under the Plan or as a member of the Board of Directors of Cree, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of Cree, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

(b)
If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death, your right to vest in the Option under this Agreement or the Plan, if any, will terminate and any post-termination exercise period will commence effective as of the date that you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee, in its discretion, will determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on a leave of absence).

10.
Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.

11.
Detrimental Activity. The Committee in its sole discretion may cancel, terminate, suspend or otherwise limit or restrict exercise of the unexercised portion of the Option if you engage in any “Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any exercise of the Option beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to set off such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:

(a)    “Company” includes Cree, Inc. and all other Employers under the Plan.
(b)    “Detrimental Activity” means any of the following conduct, as determined by the Committee in good faith:

(1)
the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;

(2)	the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;

(3)
any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company;

(4)
breach of any confidentiality, noncompetition, nonsolicitation or nondisparagement obligations, or any obligations relating to the disclosure, assignment or protection of inventions, undertaken by you in any written agreement between you and the Company; or

(5)	any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.

(c)
“Competing Business” means any corporation, partnership, university, government agency or other entity or person (other than the Company) that is conducting research directed to, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company’s Business (as defined below). "Company's Business" means the development, manufacture, marketing, distribution, or sale of, or the conduct of research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, selling, or conducting research directed to, at any time during your employment or other relationship with the Company, except that following your Termination of Service the Company’s Business will be determined as of the time of such termination. As of the effective date of this Agreement, the Company’s Business includes but is not limited to the conduct of research directed to, development, manufacture, marketing, distribution, and/or sale of the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications; (2) SiC materials for gemstone applications; (3) AIII nitride materials for electronic applications; (4) light-emitting diode (LED) devices and components; (5) power semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices; (6) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices; (7) LED backlights for liquid crystal displays (LCDs); (8) lighting products, modules, fixtures or devices incorporating any of the above materials or technology; and (9) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the Company’s Business may expand or change and you agree that any such expansions and changes shall expand or contract the definition of the Company’s Business accordingly.

12.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other grant materials (“Data”) by and among, as applicable, your Employer, the Company and its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and/or the Employer hold or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, position title, any shares of stock or directorships held in the Company, details of options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to any third parties as may be selected by the Company currently or in the future, which are assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Stock Plan Administrator. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party whom you subsequently may elect to deposit any Shares acquired under the Plan. You understand that Data will be held pursuant to this Agreement only as long as the Company considers it necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company’s Stock Plan Administrator. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant you Options or any other equity awards or administer or maintain such awards. Therefore, you acknowledge that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact the Stock Plan Administrator of the Company.

13.
Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.

14.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.

15.	General.

(a)
Nothing in this Agreement will be construed as: (1) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (2) limiting or restricting either party’s right to terminate your employment or other relationship.

(b)
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.

(c)
Notices under this Agreement must be in writing and delivered personally, by electronic transmission or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, unless otherwise provided herein, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer’s records.

(d)
This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Option grant is made and/or to be performed.

(e)
If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)
Notwithstanding any prior option award agreement between you and the Company under which options may have been awarded, this Agreement and the Plan set forth all of the promises, agreements and understandings between you and Company relating to the Option granted pursuant to this Agreement, constitute the complete agreement between the parties regarding the Option, and replace any prior oral or written communications regarding the same.

(g)
Shares issued upon exercise of the Option may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.

(h)
You agree that the Option, even if later forfeited, serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.

(i)
You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the U.S. Securities and Exchange Commission and in the Company’s current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept or exercise the Option, or in connection with any disposition of Shares purchased upon exercise of the Option, or with respect to any tax consequences related to the grant or exercise of the Option or the disposition of Shares purchased pursuant to exercise of the Option, and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.

(j)
You acknowledge that you may incur a substantial tax liability as a result of exercise of the Option. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of the Option or Shares purchased pursuant to exercise of the Option under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)	You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.

16.
Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17.	Nature of Grant. In accepting this grant, you acknowledge, understand and agree that:

(a)
the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the Plan or the Agreement;

(b)
the grant of the Option is voluntary and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan is voluntary;

(e)
your participation in the Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;

(f)
if you are employed by a non-U.S. entity and provide services outside the U.S., the Option and the Shares subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;

(g)	the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(h)
the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)
the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;

(j)	the future value of the Shares is unknown and cannot be predicted with certainty;

(k)	if the Shares do not increase in value, the Option will have no value;

(l)	if you exercise the Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Share purchase price;

(m)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the Option, to which you otherwise are not entitled, you irrevocably agree (i) never to institute any such claim against the Company, the Employer, or any subsidiary or affiliate of the Company, (ii) to waive your ability, if any, to bring any such claim, and (iii) to release the Company and the Employer and any subsidiary or affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(n)	the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;

(o)
neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any payments due to you pursuant to settlement of the Option or the subsequent sale of any Shares acquired upon settlement; and

(p)
this award and any other award(s) granted under the Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the Plan to grant you options or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

18.
No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

19.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon purchase of shares under the Plan prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

20.
Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.

21.
Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Moreover, if you relocate to or from one of the countries included in the Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. The Appendix is incorporated in and constitutes part of this Agreement.

22.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you are in one of the countries listed below on the Grant Date. Unless otherwise defined in this Appendix, capitalized terms used in this Appendix and defined in the Plan or Agreement will have the same meaning as defined in the Plan or Agreement, as applicable.

NOTIFICATIONS
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on securities, exchange control, and other laws in effect in the respective countries as of October 2013. Such laws are often complex and change frequently. The Company strongly recommends that you do not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you exercise the Option or sell any Shares acquired upon exercise.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company cannot assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Grant Date, or are considered a resident of another country for local law purposes, the information contained in this Appendix may not apply to you.

CANADA

TERMS AND CONDITIONS

Exercise of Option. The following provision supplements Section 5 of the Agreement: You are restricted from exercising the Option by surrendering Shares that you already own or attesting to ownership of Shares to pay the purchase price or any Tax-Related Items in connection with the Option. You are not prohibited from exercising the Option by any of the other means set forth in Section 5 of the Agreement. The Company reserves the right to provide you with additional exercise methods in the future, depending on developments in applicable local law.
Termination of Service. The following provision replaces Section 9(b) of the Agreement: If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death (whether or not in breach of local labor laws and whether or not later found to be invalid), your right to vest in the Option under the Plan (if any) will terminate effective as of the earlier of (1) the date the you receive notice of termination from the Employer, or (2) the date you are no longer actively employed, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Option grant.
Data Privacy Notice and Consent. This provision supplements Section 12 of the Agreement: You hereby authorize the Company and its representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and/or the Employer and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and/or the Employer to record such information and to keep such information in your employee file.
NOTIFICATIONS
Foreign Assets Reporting Information. You are required to report any foreign property (including shares and options) on form T1135 (Foreign Income Verification Statement) if the total value of your foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. You are advised to consult with a personal advisor to ensure you comply with applicable reporting obligations.

French Language Provision. The following provisions will apply if you are a resident of Quebec: The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en Anglais de l’Accord, ainsi que de tous documents, notifications et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, l’accord présent.
Securities Law Notification: You are permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed.

CHINA

TERMS AND CONDITIONS
PRC Nationals Only. The country-specific terms and conditions set forth in this China Appendix apply to you if you are a People’s Republic of China (“PRC”) national.
Term of Option. Due to exchange control laws and regulations in the PRC, the following provisions replace paragraphs (a) - (e) of Section 2:

(a)
the expiration of ninety (90) calendar days following your Termination of Service, except where the termination results from your death or Disability or where your death occurs following the termination but while the Option is otherwise still exercisable;

(b)	the expiration of six (6) months following your Termination of Service if the termination results from your death;

(c)	the expiration of six (6) months following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable;

(d)	the expiration of six (6) months following the effective date of your Disability (within the meaning of Section 3 below); or

(e)	the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.

Exercise of Option. The following provision supplements Section 5 of the Agreement: To facilitate compliance with exchange control laws and regulations in the PRC, your exercise must be facilitated only through a “cashless sell-all exercise” transaction by a brokerage firm acceptable to the Company, such that all Shares specified in the notice of exercise will be sold immediately upon exercise and the proceeds of sale, less the purchase price, any Tax-Related Items (as defined in Section 6(a) below) and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold any Shares upon exercise. You agree that the brokerage firm is acting as your agent in the transaction and that the Company may rely upon notices, instructions and information given by such firm in connection with the exercise, as if the same were given by you. The Company reserves the right to provide you with additional exercise methods in the future, depending on developments in applicable local law.
Exchange Control Restriction. You understand and agree that, if you are a PRC national, due to exchange control laws and regulations in the PRC, you will be required to repatriate immediately to the PRC the cash proceeds from the cashless exercise of the Option. You understand further that, under applicable laws and regulations, such repatriation may need to be effectuated through a special foreign exchange account established by the Company or a subsidiary or affiliate of the Company, and you consent and agree that the proceeds from the cashless exercise of the Option may be transferred to such special account before being delivered to you. Moreover, if the proceeds from your cashless exercise are converted to local currency, you acknowledge that the Company (including its subsidiaries and affiliates) is under no obligation to secure any particular currency conversion rate and may face delays in converting the proceeds to local currency due to exchange control restrictions in the PRC. You agree to bear the risk of any currency conversion rate fluctuation between the date that your proceeds are delivered to any special foreign exchange account and the date on which the proceeds are converted to local currency. You also agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.

FRANCE

TERMS AND CONDITIONS
Consent to Receive Information in English. By accepting the Option, you confirm having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant l’Option, vous confirmez avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
NOTIFICATIONS
Tax Notification. The Option is not intended to qualify for favorable tax or social security treatment in France.
Exchange Control Notification. If you import or export cash (e.g., exercise proceeds received under the Plan) with a value equal to or exceeding €10,000 and do not use a financial institution to do so, you must submit a report to the customs and excise authorities. If you hold Shares obtained under the Plan outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.

GERMANY

NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500, including any cross-border payments received in connection with the sale of shares of Common Stock, must be reported monthly to the German Central Bank. You are responsible for satisfying the reporting obligation and should be able to obtain a copy of the reporting form from the German bank used to carry out the transfer.

HONG KONG

NOTIFICATIONS
Securities Warning: The Option and any Shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to directors of Cree, Inc. and employees and former employees of the Company and its subsidiaries and affiliates. The Agreement, the Plan and other incidental communication materials have not been prepared in accordance with the rules applicable to and are not intended to constitute a “prospectus” for a public offering of securities under applicable Hong Kong securities legislation, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option and any related documentation are intended only for the personal use of each eligible director or employee of the Employer, the Company, or its subsidiaries or affiliates and may not be distributed to any other person. If you are in doubt as to any of the contents of the Agreement or the Plan, you should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
TERMS AND CONDITIONS
Sale of Shares. If any portion of the Option vests and becomes exercisable within six (6) months of the Grant Date, you agree that you will not exercise the Option and sell the Shares acquired upon exercise before the six-month anniversary of the Grant Date.

INDIA

TERMS AND CONDITIONS
Exercise of Option. The following provision supplements Section 5 of the Agreement: Due to exchange control laws and regulations in India, your exercise may not be facilitated through a “cashless sell-to-cover” exercise transaction. In a “cashless sell-to-cover” exercise transaction, the Shares specified in the notice of exercise with a fair market value sufficient to cover the purchase price, Tax-Related Items (as defined in Section 6(a) below) and broker’s fees or commissions are sold immediately upon exercise and any remaining Shares are issued to you. You are not restricted from exercising the Option by any of the other means set forth in Section 5 of the Agreement. The Company reserves the right to provide you with additional exercise methods in the future, depending on developments in applicable local law.

Exchange Control Restriction. Regardless of the method by which you exercise the Option, you understand and agree that you must repatriate all proceeds from the sale of Shares to India within 90 days. You must maintain the foreign inward remittance certificate (“FIRC”) received from the bank in which you deposited the foreign currency, so that you may provide the FIRC as proof of repatriation upon request from the Reserve Bank of India or the Employer. You understand that you are solely responsible for ensuring compliance with applicable exchange control laws in India.
Foreign Assets Reporting Information. If you are an Indian resident, you are required to report all bank accounts or investments (including the Option and any Shares) that you hold outside of India. You are advised to consult with a personal tax advisor to ensure that you are properly complying with applicable reporting requirements.

ITALY

TERMS AND CONDITIONS
Exercise of Option. The following provision supplements Section 5 of the Agreement: Due to securities laws in Italy, your exercise must be facilitated only through a “cashless sell-all exercise” transaction by a brokerage firm acceptable to the Company, such that all Shares specified in the notice of exercise will be sold immediately upon exercise and the proceeds of sale, less the purchase price, any Tax-Related Items (as defined in Section 6(a) below) and broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations. You will not be permitted to hold any Shares after exercise. The Company reserves the right to provide you with additional exercise methods in the future.
Data Privacy Notice. The following provision replaces Section 12 of the Agreement: You understand that the Employer, the Company and any of its subsidiaries or affiliates hold certain personal information about you, including, without limitation, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any of its subsidiaries or affiliates, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”) and in compliance with applicable laws and regulations.
You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Cree, Inc., with registered offices at 4600 Silicon Drive, Durham, North Carolina 27703, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Cree Europe S.r.l., Via dei Giunchi 52-54, Firenze 50145 Italia.
You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You understand that Data also may be transferred to the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, or such other public accounting firm that may be engaged by the Company in the future. You understand further that the Company and/or any of its subsidiaries or affiliates will transfer Data among themselves as necessary for the purposes of implementing, administering and managing your participation in the Plan, and that the Company and/or any of its subsidiaries or affiliates may each further transfer Data to third parties assisting the Company in implementation, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be located in or outside of the European Economic Area, such as in the United States or elsewhere and in locations that might not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations in connection with the management and administration of the Plan, it will delete Data as soon as it has completed all necessary legal obligations connected with the management and administration of the Plan.
You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, and the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have a right, without limitation, to access, delete, update, correct or terminate, for legitimate reason, the Data processing. Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints may be addressed by contacting the Stock Plan Administrator of the Company.
Plan Document Acknowledgment. By accepting the Option, you acknowledge that you have received a copy of the Plan, the Agreement and this Appendix, that you have reviewed these documents in their entirety and that you fully understand and accept all provisions of the Plan and the Agreement.
You acknowledge having read and specifically and expressly approve the following sections of the Agreement: Section 4 (“Forfeiture upon Termination of Service”), Section 6 (“Responsibility for Taxes”), Section 13 (“Language”), Section 15(d) regarding North Carolina, U.S.A. law governing the Agreement, Section 17 (“Nature of Grant”), and the above Data Privacy Notice section included in this Appendix.
NOTIFICATIONS
Exchange Control Information. You understand that exchange control reporting is required in your annual tax return if (a) you transfer cash or shares to Italy in excess of €10,000 (or the equivalent amount in U.S. dollars); (b) any foreign investments or investments (including proceeds from the sale of shares under the Plan) held outside of Italy exceeding €10,000; and/or (c) the amount of the transfers made abroad or from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy, to the extent that the overall amount of the transfers exceed €10,000. Under certain circumstances, you may be exempt from the requirement under (a) above if the transfer or investment is made through an authorized broker resident in Italy.

JAPAN

NOTIFICATIONS
Exchange Control Information. If you pay more than ¥30,000,000 for the purchase of Shares in a single transaction, you must file an ex post facto Payment Report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If you acquire Shares whose value exceeds ¥100,000,000 in a single transaction, you must also file an ex post facto Report Concerning Acquisition of Shares with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the Shares. The forms to be used for these reports can be acquired at the Bank of Japan.
A Payment Report is required independently of a Report Concerning Acquisition of Securities. Consequently, if the total amount that you pay on a one-time basis at exercise of the Option exceeds ¥100,000,000, you must file both a Payment Report and a Report Concerning Acquisition of Securities.
Foreign Assets Reporting Information. You are required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. You should consult with your personal tax advisor to determine if the reporting obligation applies to you.

KOREA

NOTIFICATIONS
Exchange Control Information. To remit funds out of Korea to exercise the Option by means of a cash exercise method, you must obtain a confirmation of the remittance by a foreign exchange bank in Korea. You likely will need to present to the bank processing the transaction supporting documentation establishing the nature of the remittance.
If you receive US$500,000 or more from the sale of Shares, Korean exchange control laws require that you repatriate the proceeds to Korea within 18 months of the sale.

MALAYSIA

NOTIFICATIONS
Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of Shares or the Option under the Plan. Under Malaysian insider-trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., the Option) when in possession of information that is not generally available and that you know or should know will have a material effect on the price of Shares once such information is generally available.
Director Notification Obligation. If you are a director of the Company’s Malaysian subsidiary or affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary or affiliate in writing when you receive or dispose of an interest (e.g., the Option or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

RUSSIA

TERMS AND CONDITIONS
U.S. Transaction. You understand that the acceptance of the Option through the website of the Company’s designated broker or otherwise results in an agreement between you and the Company that is completed in the United States and that the Agreement is governed by the laws of the State of North Carolina, without giving effect to the conflict of law principles thereof.
Data Privacy. You hereby acknowledge that you have read and understood the terms regarding collection, processing and transfer of your Data contained in section 12 of the Agreement and agree that, by enrolling in the Plan, you are agreeing to such terms. In this regard, upon request of the Company, you agree to provide any executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in your country, either now or in the future. You understand you may not be permitted to participate in the Plan if you fail to execute any such consent or agreement.
Securities Law Information. You acknowledge that the Option, the Notice, the Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The Shares acquired pursuant to the Plan have not and will not be registered in Russia and therefore, neither the Option nor the Shares may be used for offering or public circulation in Russia. You acknowledge that you may hold Shares acquired upon exercise of the Option in your account with the Company’s third party broker/administrator in the U.S. However, in no event will Shares issued to you under the Plan be delivered to you in Russia. Further, you are not permitted to sell Shares directly to other Russian individuals.
NOTIFICATIONS
Exchange Control Information. If you remit funds out of Russia to purchase Shares, the funds must be remitted from a foreign currency account in your name at an authorized bank in Russia. This requirement does not apply if you use a same-day sale exercise such that all or part of the shares subject to the option will be sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the option exercise price for the purchased shares and any withholding taxes because, in this case, there is no remittance of funds out of Russia.
Regardless of what method of exercise is used to purchase Shares, you must repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year.

SINGAPORE

NOTIFICATIONS
SECURITIES EXEMPTION: The Option is granted to you by the Company pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the grant of the Option is subject to section 257 of the SFA, and you may not make a subsequent offer or sale in Singapore of any Shares acquired at exercise unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (i) Subdivision (4) (other than section 280) of the SFA (Cap 289, 2006 Ed.).
Director Notification Obligation. If you are a director, associate director, or shadow director of a Singaporean subsidiary or affiliate of the Company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean subsidiary or affiliate of the Company in writing when you receive an interest (e.g., the Option or Shares) in the Company or any subsidiary or affiliate of the Company. In addition, you must notify the Singaporean subsidiary or affiliate when you sell Shares or shares of any other subsidiary or affiliate of the Company (including when you sell Shares at exercise of the Option). These notifications must be made within two (2) business days of acquiring or disposing of an interest in the Company or any subsidiary or affiliate of the Company. In addition, within two (2) business days of becoming a director, you must notify the Singaporean subsidiary or affiliate of any interest that you may have in the Company or any subsidiary or affiliate of the Company.
Insider Trading Notification. You should be aware of the Singapore insider-trading rules, which may impact your acquisition or disposal of Shares or rights to Shares under the Plan. Under the Singapore insider-trading rules, you are prohibited from selling Shares when you are in possession of information concerning the Company which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

SWEDEN

There are no country-specific provisions.

TAIWAN

TERMS AND CONDITIONS
Data Privacy Acknowledgement. You hereby acknowledge having read and understood the terms regarding collection, processing and transfer of your Data contained in Section 12 of the Agreement and agree that, by accepting the Option, you are agreeing to such terms. In this regard, upon request of the Company or the Employer, you agree to provide any executed data privacy consent form (or any other agreements or consents that may be required by the Employer or the Company) should the Company and/or the Employer deem such agreement or consent necessary under the data privacy laws, either now or in the future.
NOTIFICATIONS
Exchange Control Information. You may remit and acquire foreign currency (including proceeds from the sale of Shares) in an amount up to US$5,000,000 per year without justification. If the transaction amount is TWD 500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, you also must provide supporting documentation to the satisfaction of the bank involved in the transaction.

TURKEY

NOTIFICATIONS
Securities Law Information. By accepting the Option, you understand and agree that you are not permitted to sell any Shares acquired under the Plan in Turkey. The Shares are currently traded on NASDAQ, which is located outside of Turkey, under the ticker symbol “CREE” and the shares may be sold through this exchange.
Exchange Control Information. Turkish exchange control regulations require Turkish residents to buy Shares through financial intermediary institutions that are approved under the Capital Markets Law (i.e., banks licensed in Turkey). Therefore, if you use cash to pay the purchase price to exercise the Options, the funds must be remitted through a bank or other financial institution licensed in Turkey. A wire transfer of funds by a Turkish bank will satisfy this requirement. This requirement does not apply if the exercise is facilitated through a “broker-assisted exercise” or “cashless exercise” transaction by a brokerage firm you have designated.

As you are solely responsible for complying with the financial intermediary requirements and their application to participation in the Plan is uncertain, you should consult your personal legal advisor prior to the exercise of the option or any sale of Shares to ensure compliance.

UNITED KINGDOM

TERMS AND CONDITIONS
Tax-Related Items. The following provision supplements Section 6 of the Agreement: You agree that, if you do not pay or the Employer, the Company or one of its subsidiaries or affiliates does not withhold from you the full amount of income tax within ninety (90) days of the event giving rise to the income tax (the “Taxable Event”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount shall constitute a loan owed by you to the Employer, the Company or one of its subsidiaries or affiliates, effective as of the Due Date. You agree that the loan will bear interest at the official HMRC rate and immediately will be due and repayable by you, and the Employer, the Company or one of its subsidiaries or affiliates may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement. You also authorize the Company to delay the issuance of any Shares to you unless and until the loan is repaid in full.
Notwithstanding the foregoing, if you are an executive officer or director within the meaning of Section 13(k) of the Securities Exchange Act of 1934, as amended, the above terms will not apply. In the event that you are an executive officer or director and income tax is not collected by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.